Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Prospectus and Statement of Additional Information in Post-Effective Amendment No. 69 to the Registration Statement on Form N-1A of Fidelity Aberdeen Street Trust: Fidelity Four-in-One Index Fund of our report dated April 27, 2015 on the financial statements and financial highlights included in the February 28, 2015 Annual Report to Shareholders of Fidelity Aberdeen Street Trust: Fidelity Four-in-One Index Fund, which is also incorporated by reference into the Registration Statement.

We also consent to the references to our Firm under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Boston, Massachusetts
April 27, 2015